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                                 EXHIBIT 23(A)


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this Pre-Effective Amendment No. 1 of this Registration Statement on Form S-2 of our reports on the statements of operations and retained earnings and cash flows for the years ended December 31, 1993 and 1992 of The Travelers Life and Annuity Company ("TLAC") both dated September 16, 1994, which include an explanatory paragraph regarding the change in the methods of accounting for postretirement benefits other than pensions, income taxes and foreclosed assets in 1992, on our audits of the financial statements of TLAC and to the incorporation by reference of our reports on the consolidated statements of operations and retained earnings and cash flows for the years ended December 31, 1993 and 1992 of The Travelers Insurance Company and Subsidiaries ("TIC") dated January 24, 1994 and February 9, 1993 (except for Notes 2 and 5, as to which the date is January 24, 1994), which includes an explanatory paragraph regarding the change in the methods of accounting for postretirement benefits other than pensions, income taxes and foreclosed assets in 1992, on our audits of the consolidated financial statements of TIC on Form 10-K which are incorporated by reference. We also consent to the reference to our Firm as experts under the caption "Independent Accountants".



COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
July 6, 1995